Exhibit 99.1

NEWS RELEASE

Contact: Bruce Frymire

Director, Corporate Communications & Investor Relations

650.965.6042 bfrymire@cybersource.com

CyberSource Achieves Record Revenue in Fourth Quarter

Q4 revenue: $14.9 million, 1,800 new customers added during quarter

MOUNTAIN VIEW, Calif. – January 25, 2006 – CyberSource Corporation (NASDAQ: CYBS), a leading provider of electronic payment and risk management solutions, today announced financial results for its fourth quarter and fiscal year ended December 31, 2005. In addition to financial results presented on a GAAP basis, the company has provided non-GAAP measures of operating expenses, net income and earnings per share, which are adjusted to exclude certain items that the company believes are appropriate to enhance the overall understanding of its 2005 financial results as compared to previous periods. For purposes of this release, non-GAAP net income and earnings per share for the fourth quarter and full year 2005 exclude a $3.2 million tax benefit resulting from the reduction of a portion of the company’s valuation allowance against its deferred tax asset. In addition, non-GAAP operating expenses, net income and earnings per share exclude approximately $300,000 in non-recurring acquisition expenses. Non-GAAP operating expenses, net income and earnings per share for the fourth quarter 2004 and full year 2004 exclude the reversal of $1.5 million of previously recorded restructuring charges relating to the company’s lease of its Mountain View facility.

•	Revenue in the fourth quarter grew to $14.9 million, a 43% increase over the same period last year.

•	Net income for the fourth quarter was $5.2 million on a GAAP basis. Reported GAAP net income includes a reduction of the tax allowance of $3.2 million and non-recurring acquisition expenses of $300,000. Excluding these items, non-GAAP net income was $2.3 million compared to $1.2 million in the fourth quarter of the prior year, an increase of 93%. Non-GAAP net income for the fourth quarter of 2004 excludes a restructuring charge reversal of $1.5 million.

•	GAAP earnings per share was $0.14 compared to $0.07 in the same period last year. Non-GAAP earnings per share was $0.06 compared to $0.03 in the same period last year.

•	Transaction volumes increased to 192.7 million during the quarter, a 51% increase over the 127.2 million transactions processed in the same period last year.

•	CyberSource added approximately 1,800 new customers in the fourth quarter, a 13% increase over the approximately 1,600 customers added in the fourth quarter of 2004.

Fourth quarter 2005 financial results

Summarized below are CyberSource’s fourth quarter financial results.

Revenue: CyberSource’s fourth quarter revenue was $14.9 million compared to $10.4 million in the same period last year, an increase of 43%, and surpassing the company’s guidance of $13.8 million.

Gross profit: Gross profit was $8.7 million compared to $6.7 million in the same period last year, an increase of 30%.

Gross margin: Gross margin was 58% compared to 64% in the same period last year, equaling prior guidance. The decline in gross margin is due in part to an increase in global acquiring revenue which has a lower associated gross margin, but higher gross profit contribution per transaction compared to our gateway services. Global acquiring revenue represented approximately 25% of total revenue in the fourth quarter of 2005 compared to approximately 12% in the same period last year.

GAAP operating expenses: GAAP operating expenses were $7.0 million compared to $4.2 million in the same period last year.

Non-GAAP operating expenses: Non-GAAP operating expenses were $6.8 million compared to $5.7 million in the same period last year, and exceeding guidance of $6.3 million.

GAAP net income: GAAP net income was $5.2 million compared to $2.7 million in the same period last year, an increase of 94%.

Non-GAAP net income: Non-GAAP net income was $2.3 million compared to $1.2 million in the same period last year, an increase of 93%, and surpassing guidance of $2.0 million.

GAAP earnings per share: GAAP earnings per share was $0.14 compared to $0.07 in the same period last year, an increase of 100%.

Non-GAAP earnings per share: Non-GAAP earnings per share was $0.06 as compared to $0.03 in the same period last year, an increase of 100%, and surpassing guidance of $0.05.

Balance sheet: Cash, cash equivalents, and short-term investments at the end of the fourth quarter in 2005 were $47.0 million compared to $44.7 million as of December 31, 2004. The company has no long term debt. No stock was repurchased during the quarter.

Fiscal Year Financial Highlights

Revenue: For the fiscal year ended December 31, 2005, total revenue was $50.5 million compared to $36.7 million for the prior fiscal year, an increase of 38%.

GAAP net income: The company recorded net income of $9.2 million or $0.26 per share for the fiscal year ended December 31, 2005 compared to net income of $4.5 million or $0.12 per share for the prior fiscal year, an increase of 107%.

Non-GAAP net income: Non-GAAP net income was $6.3 million or $0.18 per share for the fiscal year ended December 31, 2005 compared to non-GAAP net income of $3.0 million or $0.08 per share for the prior fiscal year, an increase of 113%.

Other developments during the quarter

Customer growth detail:

•	CyberSource signed approximately 1,800 new customers in the fourth quarter of 2005 including: B&H Foto and Electronics, Curves International, LOT Polish Airlines, Primedia Entertainment, Yahoo! Hot Jobs, and XM Satellite Radio. New customers added this quarter increase the company’s total customer count to over 13,000.

•	Existing customers that added new services or renewed agreements during the quarter include: Air Canada, Eastman Kodak, Fujitsu, Google, Overstock and Vonage.

CyberSource’s Seventh Annual Online Fraud Report:

•	In November of 2005, the company announced results from CyberSource’s seventh annual survey of online fraud. Over the years this report has been read and utilized by thousands of internet merchants and journalists. One key finding of the survey is that although the percent of online revenues lost to payment fraud has been relatively stable in the last three years, the total cost of fraud has grown significantly as eCommerce has continued to grow by more than 20% per year. The Seventh Annual Fraud Report is available free online at www.cybersource.com.

Guidance

Historically, in each fourth quarter earnings conference call, CyberSource provided detailed guidance regarding the subsequent first quarter and full year financial performance. However, given the company’s reduction in its deferred tax asset valuation allowance in the fourth quarter of 2005 as well as its upcoming implementation of SFAS 123R, “Accounting for Stock-Based Compensation” in the first quarter of 2006, the company is reviewing the financial metrics it was going to convey regarding its future financial performance. The company intends to provide guidance for the first quarter of 2006 and full year 2006 in a press release to be issued February 7, 2006, which will be followed by a conference call at 1:30pm PST.

Public call/web cast details

CyberSource will host a public conference call today, January 25, 2006, at 4:30 p.m. Eastern time (1:30 p.m. Pacific time) to discuss the fourth quarter results. The call can be accessed in either of the following ways:

Live web cast

http://www.cybersource.com/cgi-bin/ir.pl

A replay of this web cast will remain available at this location through February 9, 2006.

Live conference call

Dial 888-542-8515 (U.S. and Canada) 706-634-2163 (International). The call’s ID number is: 3986130.

A taped replay of this call will be available until February 9, 2006. The dial-in numbers for the taped replay are 800-642-1687 (U.S.) 706-645-9291 (local or international). The call’s ID number is 3986130.

About CyberSource

CyberSource Corporation is a leading provider of electronic payment and risk management solutions. CyberSource solutions enable electronic payment processing for Web, call center, and POS environments. CyberSource also offers industry leading risk management solutions for merchants accepting card-not-present transactions. CyberSource Professional

Services designs, integrates, and optimizes commerce transaction processing systems. Over 13,000 businesses use CyberSource solutions, including half the companies comprising the Dow Jones Industrial Average. The company is headquartered in Mountain View, California, and has sales and service offices in Japan, the United Kingdom, and other locations in the United States. For more information, please visit CyberSource’s web site at www.cybersource.com or email info@cybersource.com.

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995

Statements in this release that are not purely historical are forward- looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements regarding the company’s expectations, objectives, anticipations, plans, hopes, beliefs, intentions or strategies regarding the future. Factors that could cause actual results to differ materially from the forward looking statements include risks and uncertainties such as changes in Generally Accepted Accounting Principles and the application thereof, changes in customer needs, new products and services offerings by the company and its competitors, any unforeseen event or any unforeseen system failures, and other risks indicated in our filings with the Securities and Exchange Commission. It is important to note that actual outcomes could differ materially from those in such forward- looking statements. Readers should also refer to the documents filed by CyberSource with the Securities and Exchange Commission, specifically the annual report filed on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 10, 2005, and our quarterly reports filed on Form 10-Q from time to time, all of which identify important risk factors.

© 2006 CyberSource Corporation. All rights reserved. CyberSource is a registered trademark in the U.S. and other countries. All other brands and product names are trademarks or registered trademarks of their respective companies.

CyberSource Corporation

GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Transaction and support	$13,326	$8,452	$43,184	$28,737
Enterprise software	695	790	3,693	3,443
Professional services	889	1,149	3,634	4,529

Total revenues	14,910	10,391	50,511	36,709

Cost of revenues:
Transaction and support	5,561	2,971	17,689	9,389
Enterprise software	178	122	842	509
Professional services	515	618	1,961	2,125

Total cost of revenues	6,254	3,711	20,492	12,023

Gross profit	8,656	6,680	30,019	24,686

Operating expenses:
Product development	2,143	1,846	8,000	6,772
Sales and marketing	2,964	2,495	11,140	10,065
General and administrative	1,922	1,401	6,031	5,551
Restructuring charge	—	(1,493)	—	(1,493)

Total operating expense	7,029	4,249	25,171	20,895

Income from operations	1,627	2,431	4,848	3,791
Interest income, net	424	214	1,324	695

Income before taxes	2,051	2,645	6,172	4,486

Income tax provision (benefit)	(3,146)	(30)	(3,074)	25

Net income	$5,197	$2,675	$9,246	$4,461

Basic net income per share	$0.15	$0.08	$0.28	$0.13

Diluted net income per share	$0.14	$0.07	$0.26	$0.12

Weighted average number of shares used in computing basic net income per share	33,839	33,322	33,429	33,448

Weighted average number of shares used in computing diluted net income per share	36,158	35,852	35,776	35,884

CyberSource Corporation

Non-GAAP Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Revenues:
Transaction and support	$13,326	$8,452	$43,184	$28,737
Enterprise software	695	790	3,693	3,443
Professional services	889	1,149	3,634	4,529

Total revenues	14,910	10,391	50,511	36,709

Cost of revenues:
Transaction and support	5,561	2,971	17,689	9,389
Enterprise software	178	122	842	509
Professional services	515	618	1,961	2,125

Total cost of revenues	6,254	3,711	20,492	12,023

Gross profit	8,656	6,680	30,019	24,686

Operating expenses:
Product development	2,143	1,846	8,000	6,772
Sales and marketing	2,964	2,495	11,140	10,065
General and administrative	1,646	1,401	5,755	5,551

Total operating expense	6,753	5,742	24,895	22,388

Income from operations	1,903	938	5,124	2,298
Interest income, net	424	214	1,324	695

Income before taxes	2,327	1,152	6,448	2,993

Income tax provision (benefit)	46	(30)	118	25

Net income	$2,281	$1,182	$6,330	$2,968

Pro forma basic net income per share	$0.07	$0.04	$0.19	$0.09

Pro forma diluted net income per share	$0.06	$0.03	$0.18	$0.08

Weighted average number of shares used in computing basic net income per share	33,839	33,322	33,429	33,448

Weighted average number of shares used in computing diluted net income per share	36,158	35,852	35,776	35,884

Non-GAAP results reflect a reduction of the deferred tax asset valuation allowance and non-recurring acquisition expenses for the three months and year ended December 31, 2005, and the elimination of a restructuring charge reversal recorded in the three months and year ended December 31, 2004.

CyberSource Corporation

Reconciliation of GAAP Net Income to Non-GAAP Net Income

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
GAAP net income	$5,197	$2,675	$9,246	$4,461
Add acquisition expenses	276	—	276	—
Less reduction in the deferred tax asset valuation allowance	(3,192)	—	(3,192)	—
Less restructuring charge reversal	—	(1,493)	—	(1,493)

Non-GAAP net income	$2,281	$1,182	$6,330	$2,968

CyberSource Corporation

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	December 31, 2005	December 31, 2004

Assets
Current assets:
Cash, cash equivalents and short-term investments	$47,001	$44,703
Accounts receivable, net	8,374	6,494
Prepaid expenses and other current assets	3,061	2,052
Deferred income taxes	3,192	—

Total current assets	61,628	53,249

Property and equipment, net	2,542	1,746
Other noncurrent assets	1,157	285

Total assets	$65,327	$55,280

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$519	$392
Other accrued liabilities	5,944	5,549
Deferred revenue	1,931	1,840

Total current liabilities	8,394	7,781

Total stockholders’ equity	56,933	47,499

Total liabilities and stockholders’ equity	$65,327	$55,280